AMENDMENT TO TRANSFER AGENT AND

SHAREHOLDER SERVICING AGREEMENT

THIS AMENDMENT TO TRANSFER AGENT AND SHAREHOLDER SERVICING AGREEMENT (“Amendment”) is made as of the 1st day of January, 2011, by and among First American Strategy Funds, Inc., a Minnesota corporation (the “Fund”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”), and U.S. Bancorp Asset Management, Inc. (formerly FAF Advisors, Inc.), a Delaware corporation (“USBAM” and, together with the Fund and USBFS, the “Parties”).

WHEREAS, the Parties have entered into a Transfer Agent and Shareholder Servicing Agreement dated as of September 19, 2006 (the “Agreement”) pursuant to which USBFS provides transfer and dividend disbursing agent services to the portfolios of the Fund.

WHEREAS, USBAM is a party to the Agreement only with respect to Section 6 thereof, which requires USBAM to pay certain of the fees and out-of-pocket expenses set forth in Exhibit A to the Agreement out of its own assets.

WHEREAS, the Parties wish to amend Exhibit A to the Agreement and to relieve USBAM of any future liability with respect to payments pursuant to Exhibit A.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

1.	Section 6 of the Agreement is hereby amended to read as follows:

Compensation

The Fund shall compensate USBFS for providing the services set forth in this Agreement and for such out-of-pocket expenses as are reasonably incurred by USBFS in performing its duties hereunder in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time).

The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if such party is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

2.	Exhibit A to the Agreement is hereby amended as attached hereto.

3.	Effective as of January 1, 2011, USBAM shall no longer be a party to the Agreement, and shall have no liability with respect to any fees payable to USBFS under the Agreement for services rendered after such date or any expenses incurred by USBFS pursuant to the Agreement after such date.

4.	Subject to the amendments set forth herein, the terms of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

First American Strategy Funds, Inc.

By:	/s/ Kathleen Prudhomme

Name:	Kathleen Prudhomme

Title:	Vice President

U.S. Bancorp Fund Services, LLC

By:	/s/ Michael R. McVoy

Name:	Michael R. McVoy

Title:	Executive Vice President

U.S. Bancorp Asset Management, Inc.

By:	/s/ Joseph M. Ulrey III

Name:	Joseph M. Ulrey III

Title:	CEO

Exhibit A to Amendment to Transfer Agent and

Shareholder Servicing Agreement Dated January 1, 2011

TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDUE

Account Service Charges to the Fund

t Network Accounts Fee - $16.56 /account

t Direct Accounts Fee - $24.84 /account*

t Closed Accounts - $2.59 /account

*A reduction of $1.50/acct in excess of 300,000 accounts.

Activity Charges

t $0.32/call    Voice Response

Annual Automated Work Distributor (AWD)

License fees and Remote Processing Fees

t     $5,200/workstation

CUSIP Setup Charge

t $1,500/CUSIP

PowerSelect

Shareholder Related Data

t $150,000/Year/Complex

Service Charge to Investors

Annual Fiduciary Fees

t     $15.00/account - Maintenance

Shareholder Fees

t $15.00 /outgoing wire transfer

t $15.00 /overnight delivery

Out-of-Pocket Costs

Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, NSCC cusip fees, voice response (VRU) maintenance and development, data communication and implementation charges, and travel. Any additional expenses, agreed to in advance by the Fund, reasonable incurred by USBFS in the performance of its duties and obligations under this Agreement

Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

Exhibit A to Amendment to Transfer Agent and

Shareholder Servicing Agreement Dated January 1, 2011

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES - E-COMMERCE SERVICES FEE SCHEDULE

FAN Web

Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

¢    FAN Web Premium (Fund Groups over 50,000 open accounts)

–    Implementation -$15,000 /fund group – includes up to 25 hours of technical/BSA support

–    Annual Base Fee - $36,000 /year

¢    FAN Web Direct (API) – Quoted Separately

¢    Customization - $165 /hour

¢    Activity (Session) Fees:

–    Inquiry - $0.05/event

–    Account Maintenance - $0.10/event

–    Transaction – financial transactions, reorder statements, etc. - $0.10/event

–    New Account Set-up - $0.35 /event (Not available with FAN Web Select)

¢    Strong Authentication:

–    $0.045 /month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

Vision Mutual Fund Gateway

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

¢    Inquiry Only

–    Inquiry - $0.05 /event

–    Per broker ID - $5.00 /month per ID – 1-500 Number of ID’s

–                              $4.00/month per ID – 501-1000 Number of ID’s

–                              $3.00/month per ID – 1001-2000 Number of ID’s

–                              $2.00/month per ID – 2001-3000 Number of ID’s

–                              $0.00/month per ID – 3001 +    Number of ID’s

¢    Transaction Processing

–    Implementation - $5,000 /management company

–    Transaction – purchase, redeem, exchange, literature order - $0.10 event

–    New Account Setup – $0.35/event

–    Monthly Minimum Charge - $500 /month

Vision Electronic Statements

Provides the capability for financial intermediaries to access electronic statements via the Vision application.*

¢    Individual Statement Retrieval Charge

–    $0.05/statement

¢    Batch Statement Load Charge

–    $0.03/image

*Normal Vision ID and activity charges also apply.